Exhibit 10.4
TERMS FOR 2011 PERFORMANCE SHARE UNITS
UNDER THE MERCK & CO., INC. 2010 STOCK INCENTIVE PLAN

These Terms apply to the 2011 Performance Share Unit Grants. They may be amended by the Merck Compensation and Benefits Committee of the Board of Directors as permitted by the ISP.

I. GENERAL. These Performance Share Units (“PSUs”) are granted under and subject to the Merck & Co., Inc. 2010 Stock Incentive Plan (the “Merck ISP”).
II. ELIGIBILITY. Employees who are Legacy Merck Employees in Grade M01-M02 jobs or Legacy Schering employees who are in Vice President or above positions as of December 31, 2010 are eligible to receive Performance Shares if the Committee in its sole and non-reviewable discretion designates him or her to receive a Performance Share Unit (“Performance Unit Grantee”).
III. PSUs
A. Definitions: For the purpose of this Schedule:
“Award Period” means three years, with the first Award Period commencing on January 1, 2011 and ending December 31, 2013.
“Code” means the Internal Revenue Code of 1986 or any successor thereto.
“Final Award” for each Award Period means the percentage of Target described in paragraph C of this Article III.
“Earnings Per Share” or “EPS” means the Company’s diluted earnings per shares of common stock adjusted to exclude charges or items from the measurement of performance relating to (1) restructurings, discontinued operations, purchase accounting items, merger-related costs, extraordinary items and other unusual or non-recurring charges and/or events; (2) an event either not directly related to Company operations or not reasonably within the control of Company management; and (3) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or other significant legislative changes.
“Grant Date” means the date a Performance Share Unit is granted, which for Performance Share Units intended to constitute “performance-based compensation” under Section 162(m) of the Code shall not be later than 90 days after the beginning of an Award Period.
“Legacy Merck Employee” means an employee of Merck Sharp & Dohme Corp. or one of its subsidiaries.
“Legacy Schering Employee” means an employee of Schering Corporation or one of its subsidiaries.

“Peer Healthcare Companies” are:

Abbott Labs	Roche
Amgen	Johnson & Johnson
Astra Zeneca	Novartis
Bristol-Myers Squibb	Pfizer
Eli Lilly	Sanofi-Aventis
GlaxoSmithKline
“Performance Unit Grantee” means an Eligible Employee who receives a Performance Share Unit.
“Performance Share Unit” means an award of Performance Shares as described in this Schedule.
“Performance Share” means a phantom share of Common Stock. Until distributed pursuant to paragraph F of this Article III, Performance Shares shall not entitle the holder to any of the rights of a holder of Common Stock; provided, however, that the Committee retains the right to make adjustments as described in Section 7 of the Merck ISP.
“Target Shares” means the number of Performance Shares that will be distributable if the Performance Measures are achieved at the level identified as “target” for the entire Award Period without regard to the Payout Modifier.
“Total Shareholder Return (TSR)” shall mean the change in the value of the Common Stock over the Award Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends. The beginning and ending stock prices will be based on the average closing stock prices during the months of December 2010 ($35.99) and December 2013, respectively. TSR will be calculated on a compound annualized basis over the Award Period.
“TSR Percentile Rank” shall mean the percentage of annualized TSR values among the Peer Healthcare Companies that are lower than the Company’s annualized TSR. For example, if the Company’s annualized TSR is in the 51st percentile, 49% of the Peer Healthcare Companies had higher annualized TSR and 51% of the companies in the Peer Healthcare Companies had equal or lower annualized TSR. For purposes of the TSR Percentile Rank calculation, Merck will be excluded from the array of Peer Healthcare Companies.
“Year” means calendar year.
B. Establishment of Targets
The Committee, in its sole and non-reviewable discretion, shall determine the Target Shares for each Performance Share Unit for each Performance Unit Grantee.
C. Determination of Performance Share Units.
The Final Award is derived as follows:
1. The Target Award is divided by 3 (the “First Annual Tranche,” “Second Annual Tranche” and “Third Annual Tranche,” respectively, and each an “Annual Tranche”). Each Annual Tranche is a separate award for purposes of Section 162(m) of the Code.

2. Within 90 days of the start of an award year, the Committee shall associate an EPS for each Payout Percentage in the following table with respect to that Year (the following table applies for 2011 for the First Annual Tranche for 2011 PSU grants, the Second Annual Tranche for 2010 PSU grants, and the Third Annual Tranche for the 2009 PSU grants):

EPS	Payout Percentage
Less than $3.33	0.0%
$3.33 (Minimum)	50.0%
$3.44	75.0%
$3.70 (Target)	100.0%
$3.81	125.0%
$3.92	150.0%
$4.07	175.0%
$4.26 or more (Stretch)	200.0%
A Payout Percentage corresponding to performance between two discrete EPS values in the table will be interpolated.
3. After the award year ends, the Annual Tranche is multiplied by the Payout Percentage according to the above table after the Committee determines actual EPS for that award year.
4. Steps 2 and 3 are completed for each of the First, Second and Third Year Annual Tranches, (yielding the “First, Second and Third Year Results,” respectively).
5. The Sum of the First, Second and Third Year Results is multiplied by the sum of One and the Payout Modifier Percentage based on the Company’s TSR percentile rank compared to the TSR of the Peer Healthcare Companies during the Award Period according to the following table. The result is the Final Award.

TSR Percentile Rank	Payout Modifier
(0-20%)	-20%
(21-40%)	-10%
(41-60%)	0%
(61-80%)	+10%
(81-100%)	+20%
D. Dividends
Dividends or dividend equivalents are not paid, accrued or accumulated on Performance Shares during the Award Period.
E. Termination of Employment
1. General Rule – If a Performance Unit Grantee’s employment is terminated during the Award Period for any reason other than those specified in the following paragraphs, this PSU award will be forfeited on the date employment ends.
2. Involuntary Termination – If a Performance Unit Grantee’s employment terminates during the Award Period and the Company determines that employment was involuntarily terminated on or after the first anniversary of the Grant Date, a pro rata portion (based on the number of completed months held during the Award Period prior to the date employment terminated) of this PSU Award will be distributed at such time as it would have been paid if employment had continued, based on actual performance during the Award Period. The remainder will be forfeited on the date employment ends. The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Award Period during which the Performance Unit Grantee was employed by the Company or JV, and the denominator of which is 36. An “involuntary termination” includes termination of employment by the Company as the result of a restructuring or job elimination, but excludes non-performance of duties and the reasons listed under paragraphs 3 through 7 of this section.
3. Sale – If a Performance Unit Grantee’s employment is terminated during the Award Period and the Company determines that such termination resulted from the sale of his or her subsidiary, division or joint venture, the following portion of this PSU Award will be distributed at such time as it would have been paid if employment had continued, based on actual performance during the Award Period: one-third if employment terminates on or after the first day of the Award Period but before the first anniversary thereof; two-thirds if employment terminates on or after the first anniversary of the first day of the Award Period but before the second anniversary thereof; and all if employment terminates on or after the second anniversary of the first day of the Award Period. The remainder will be forfeited on the date a Performance Unit Grantee’s employment ends.
4. Retirement – If a Performance Unit Grantee terminates employment during the Award Period by retirement (including early and disability retirement) on or after the same day of the sixth month after the Grant Date, then this PSU Award will continue and be distributable on a pro rata basis at the time active Performance Unit Grantees receive such distributions with respect to that Award Period based on actual performance during the Award Period. The pro rata portion shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of completed months in the Award Period during which the Performance Unit Grantee was employed by the Company or JV, and the denominator of which is 36. If a Performance Unit Grantee’s Retirement occurs before the same day of the sixth month after the Grant Date, then this PSU Award will be forfeited on the date employment ends. For participants in a U.S.-based tax-qualified defined benefit retirement plan, “retirement” means a termination of employment at a time that qualifies as a disability, early, normal or late retirement according to the terms of that plan as in effect from time to time. For other grantees, “retirement” is determined by the Company.
5. Death – If a Performance Unit Grantee’s employment terminates due to death during the Award Period, all of this PSU Award will continue and be distributed to his or her estate at the time active Performance Unit Grantees receive such distributions with respect to this PSU Award, based on actual performance during the Award Period.
6. Misconduct – If a Performance Unit Grantee’s employment is terminated as a result of deliberate, willful or gross misconduct, this PSU Award will be forfeited immediately upon the Performance Unit Grantee’s receipt of notice of such termination.
7. Disability – If a Performance Unit Grantee’s employment is terminated during the Award Period and the Company determines that such termination resulted from inability to perform the material duties of his or her role by reason of a physical or mental infirmity that is expected to last for at least six months or to result in death, whether or not he or she is eligible for disability benefits from any applicable disability program, then this PSU Award will continue and be distributable in accordance with its terms as if employment had continued based on actual performance during the Award Period and will be distributed at the time active PSU Grantees receive distributions with respect to this PSU Award.

8. Joint Venture Service – A transfer of a Performance Unit Grantee’s employment to a joint venture, including, in the case of grants to Legacy Merck Employees, any other entity in which the Company has determined that it has a significant business or ownership interest, is not considered termination of employment for purposes of this PSU Award. Such employment must be approved by, and contiguous with employment by, the Company, as described more fully in the Rules and Regulations. The terms set out in paragraphs 1-7 above apply to this PSU Award while a Performance Unit Grantee is employed by the joint venture or other entity.
F. Distribution of Performance Shares
1. General Rule. Following the end of an Award Period, each Performance Unit Grantee shall be entitled to receive a number of shares of Common stock equal to the Final Award, rounded to the nearest whole number (no fractional shares shall be issued). Such distribution shall be made as soon as administratively feasible, but in no event later than the end of the calendar year in which the Final Award is determined. Unless otherwise determined by the Committee, the Company shall withhold any applicable taxes directly from a Performance Share Unit before it is denominated in actual shares of Common Stock.
2. Death. In the case of distribution on account of a Performance Unit Grantee’s death, the portion of the Performance Share Unit distributable shall be distributed to the Performance Unit Grantee’s estate. Unless the Committee determines otherwise, the Company will withhold any applicable taxes directly from a Performance Unit before it is denominated in actual shares of Common Stock.
G. Transferability
Prior to distribution pursuant to paragraph F. of this Article III, Performance Share Units shall not be transferable, assignable or alienable except by will or the laws of descent or distribution following a Performance Unit Grantee’s death.
IV.	Administrative Powers
In addition to the Committee’s powers set forth in the Merck ISP, anything in this Schedule to the contrary notwithstanding, the Committee may revise the terms of any Performance Share Unit not yet granted or, with respect to any Performance Share Unit not intended to constitute “performance-based compensation” under Section 162(m) of the Code, granted but prior to the end of an Award Period if unforeseen events occur and which, in the judgment of the Committee, make the application of original terms of this Schedule or the Performance Share Unit unfair and contrary to the intentions of this Schedule unless a revision is made.
V.	Clawback Policy for PSUs Upon Significant Restatement of Financial Results
A. PSUs Subject to Clawback. PSUs, and any proceeds therefrom, are subject to the Company’s right to reclaim their benefits in the event of a significant restatement of financial results for any Award Period, pursuant to the process described below.
1. The Audit Committee of the Board will review the issues and circumstances that resulted in a restatement of financial results to determine if the restatement was significant and make an initial determination of the cause of the restatement—that is whether the restatement was caused, in whole or in part, by Executive Fault (as those terms are defined below); and

2. The Compensation and Benefits Committee of the Board will (a) recalculate the Company’s results for any Award Period with respect to PSUs that included an Award Period which occurred during the restatement period; and (b) if it is determined that such restatement was caused in whole or in part by the Executive’s Fault, the Compensation and Benefits Committee will seek reimbursement from the Executive of that portion of the payout of the PSU that the Executive received within 18 months of the restatement based on the erroneous financial results.
B. “Executive” means executive officers for the purposes of the Securities Exchange Act of 1934, as amended.
C. “Fault” means fraud or willful misconduct. “Willful misconduct” is generally viewed as dereliction of a duty or unlawful or improper behavior committed voluntarily and intentionally; something more than negligence. If the Audit Committee determines that Fault may have been a factor causing the restatement, the Audit Committee will appoint an independent investigator whose determination shall be final and binding.
D. Exclusions from Clawback. This Article does not apply to restatements that the Audit Committee determines (1) are required or permitted under generally accepted accounting principles (“GAAP”) in connection with the adoption or implementation of a new accounting standard or (2) are caused due to the Company’s decision to change its accounting practice as permitted under GAAP.
VI.	Change-in-Control
Upon the occurrence of a change-in-control (as such term is defined in the Merck ISP, Final Awards will be determined as follows: Sum of (i) the Annual Tranche multiplied by the Payout Percentage based on actual performance for each completed Year in the Award Period prior to the change-in-control; and (ii) the Annual Tranche assuming a Payout Percentage of 100 percent for all other Years during the Award Period, in all cases without adjustment for Total Shareholder Return. The Final Award will be distributed at the same time and in the same manner as described in Article F.1.
If the Company terminates a Performance Unit Grantee’s employment for any reason other than those described in Articles E.1 and E.6, (1) during the Award Period and (2) within 2 years following a change-in-control, the Final Award will be determined and paid as described in the immediately preceding paragraph.
VII.	Section 409A Compliance.
Anything in the ISP or this Schedule to the contrary notwithstanding, no distribution of Performance Share Units may be made unless in compliance with Section 409A of the Code or any successor thereto. In addition, distributions, if any, to a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, to the extent required by Section 409A of the Code, made due to a separation from service (as defined in Section 409A) will not be made before the first day of the sixth month following the separation from service, in the same form as they would have been made had this restriction not applied; provided further, that no dividend or dividend equivalents will be paid, accrued or accumulated in respect of the period during which distribution was suspended.